Exhibit (d)(11)

AMENDMENT NO. 2

TO INVESTMENT SUBADVISORY AGREEMENT

(Thrivent Series Fund, Inc.)

Amendment No. 2 to INVESTMENT SUBADVISORY AGREEMENT, dated as of February 28, 2007 (the “Agreement”), by and among Thrivent Financial for Lutherans (the “Adviser”), Thrivent Series Fund, Inc. (the “Fund”) and Mercator Asset Management, L.P. (the “Sub-adviser”).

The Agreement is hereby amended, effective as of July 27, 2012, as follows:

1.	All references to the “Portfolio” under the Agreement shall refer solely to Thrivent Partner Worldwide Allocation Portfolio.

2.	Schedule I to the Agreement is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

3.	The following paragraph is added as Section XIX.G. to the Agreement:

Execution in Counterparts. This Agreement may be executed simultaneously in two or more identical counterparts, each of which, standing alone, shall be an original, but all of which shall constitute but one agreement.

Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

THRIVENT FINANCIAL FOR LUTHERANS

By: /s/ Russell W. Swansen
Name: Russell W. Swansen
Title: Senior Vice President and
Chief Investment Officer

THRIVENT SERIES FUND, INC.

By: /s/ Russell W. Swansen
Name: Russell W. Swansen
Title: President

MERCATOR ASSET MANAGEMENT, L.P.

By: /s/ James E. Chaney
Name: James E. Chaney
Title: President, JXC Corp.
General Partner

EXHIBIT A

Schedule I

Dated as of July 27, 2012

Sub-advisory Fees

Thrivent Partner Worldwide Allocation Portfolio

Annual Rate of Average Daily Net Assets

Managed by the Sub-adviser:

First	$25 Million .75%
Next	$25 Million .60%
Next	$25 Million .55%
Next	$225 Million .50%
Next	$200 Million .40%
Over	$500 Million .20%

* Solely for purposes of calculating the fees payable under this Fee Schedule, the value of the average daily net assets of the Thrivent Partner Worldwide Allocation Portfolio, which are subject to the Sub-adviser’s investment discretion, shall be aggregated with the value of the average daily net assets of Thrivent Mutual Funds, which are subject to the Sub-adviser’s investment discretion.